EXHIBIT 99.1

May 23, 2005

Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

To whom it may concern:

Please be advised that as of March 31, 2005, Alliance Data Systems Corporation (the “Company”) had 83,085,096 shares of common stock outstanding and 8,039,287 shares of common stock subject to outstanding options at a weighted average exercise price of $26.03 per share and a weighted average remaining term of 7.71 years.

The following table provides information as of March 31, 2005 with respect to shares of the Company’s common stock that may be issued under its 2003 Long Term Incentive Plan and the Amended and Restated Stock Option and Restricted Stock Plan, and does not include any additional shares that may be issuable pursuant to the Employee Stock Purchase Plan and the proposed 2005 Long Term Incentive Plan, the Executive Annual Incentive Plan or the Amended and Restated Employee Stock Purchase Plan, which plans will be voted on at the Company’s 2005 annual meeting of stockholders:

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in the first
Plan Category	and rights	and rights	column)
Equity compensation plans approved by security holders	8,039,287 [1]	$26.03	499,719	[2]
Equity compensation plans not approved by security holders.	None	N/A	None
Total	8,039,287 [1]	$26.03	499,719	[2]

(1) Does not include 480,462 of granted but unvested time-based restricted stock and 153,086 of granted but unvested performance-based restricted stock.

(2) Does not include 1,037,221 shares available for future issuance under the Alliance Data Systems Corporation Amended and Restated Employee Stock Purchase Plan.

We appreciate your attention to this matter. Please do not hesitate to call me if you have any questions or comments regarding the foregoing. Thank you.

Best regards,

/s/ ED HEFFERNAN

Edward J. Heffernan

Chief Financial Officer

7655 Waterview Parkway
Dallas, Texas 75252

T 972 348 5100

www.alliancedatasystems.com